PRESS RELEASE
July 27, 2007

For further information contact:
David M. Bradley, Chairman
North Central Bancshares, Inc.
825 Central Avenue
Fort Dodge, Iowa 50501
515-576-7531

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2007

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced diluted earnings per share of $0.75 for the quarter ended June 30, 2007, compared to diluted earnings per share of $0.87 for the quarter ended June 30, 2006.  The Company’s net income was $1.04 million for the quarter ended June 30, 2007, compared to $1.26 million for the quarter ended June 30, 2006.  The decrease in earnings was primarily due to an increase in noninterest expense.

Net interest income for the quarter ended June 30, 2007 was $3.33 million, compared to net interest income of $3.29 million for the quarter ended June 30, 2006.  The increase in net interest income was primarily due to an increase in interest-earning assets.  The net interest margin of 2.69% for the quarter ended June 30, 2007 represented a decrease from the net interest margin of 2.85% for the quarter ended June 30, 2006.

Net interest income for the six months ended June 30, 2007 was $6.60 million, compared to net interest income of $6.61million for the six months ended June 30, 2006.  The decrease in net interest income was due to a decrease in the net interest margin, offset in part by an increase in interest-earning assets.  The net interest spread of 2.44% for the six months ended June 30, 2007 represented a decrease from the net interest spread of 2.62% for the six months ended June 30, 2006.  The net interest margin of 2.69% for the six months ended June 30, 2007 represented a decrease from the net interest margin of 2.86% for the six months ended June 30, 2006.

The Company's provision for loan losses was $60,000 for each quarter ended June 30, 2007 and 2006.  The Company’s provision for loan losses was $90,000 and $120,000 for each of the six month periods ended June 30, 2007 and 2006, respectively.  The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio.

The Company’s noninterest income was $1.76 million and $1.77 million for the quarters ended June 30, 2007 and 2006, respectively.  The decrease in noninterest income was primarily due to decreases in loan prepayment fees and abstract fees.  During the quarter ended June 30, 2007, the Company recorded $3,000 in loan prepayment fees, compared to $92,000 for the quarter ended June 30, 2006.  Abstract fees decreased $84,000 due in part to the sale of one of the Company’s three abstract offices at the end of the second quarter of 2006.

The Company’s noninterest income was $3.40 million and $3.70 million for the six months ended June 30, 2007 and 2006, respectively.  The decrease in noninterest income was primarily due to decreases in loan prepayment fees and abstract fees.

The Company’s noninterest expense was $3.54 million and $3.22 million for the quarters ended June 30, 2007 and 2006, respectively.  The increase in noninterest expense was primarily due to an increase in compensation and employee benefits expense.  Compensation and employee benefits expense increased $199,000 primarily due to normal salary increases, increased personnel, and severance costs.

The Company’s noninterest expense was $6.97 million and $6.59 million for the six months ended June 30, 2007 and 2006, respectively.  The increase in noninterest expense was primarily due to increases in compensation, data processing, and other operating expenses.

The Company’s provision for income taxes was $444,000 and $525,000 for the quarters ended June 30, 2007 and 2006, respectively.  The decrease in the provision for income taxes was primarily due to the decrease in the income before income taxes.

Total assets at June 30, 2007 were $530.9 million, compared to $515.5 million at December 31, 2006.  The increase in assets consisted primarily of an increase in loans, offset in part by a decrease in cash and cash equivalents.  Cash and cash equivalents decreased $4.3 million, or 21.7%, to $15.7 million at June 30, 2007, compared to $20.0 million at December 31, 2006.  The decrease in cash and cash equivalents was primarily due to a decrease in borrowed funds and an increase in loans.  Net loans increased by $19.5 million, or 4.3%, to $468.5 million at June 30, 2007, from $449.0 million at December 31, 2006.  At June 30, 2007, net loans consisted of $209.2 million of one-to-four family real estate loans, $129.4 million of commercial real estate loans, $61.6 million of multi-family real estate loans, and $68.3 million of consumer loans.  The increase in net loans was primarily due to the origination of one-to-four family and commercial real estate loans; the purchase of commercial, one-to-four family, and multi-family real estate loans; and the origination of second mortgage loans.  These originations and purchases were offset in part by payments, prepayments, and sales of loans.

Deposits increased $10.9 million, or 3.0%, to $371.2 million at June 30, 2007, from $360.3 million at December 31, 2006.  Borrowed funds increased $4.5 million, or 4.2%, to $112.4 million at June 30, 2007, from $107.9 million at December 31, 2006.

Nonperforming assets were 0.32% of total assets as of June 30, 2007, compared to 0.20% of total assets as of December 31, 2006.  The allowance for loan losses was $3.56 million, or 0.75% of total loans, at June 30, 2007, compared to $3.49 million, or 0.77% of total loans, at December 31, 2006.

Stockholders' equity was $41.7 million at June 30, 2007, compared to $42.2 million at December 31, 2006.  Stockholders’ equity decreased by $500,000 primarily due to stock repurchases, declared dividends and the Company’s adoption of FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, offset in part by earnings, revenue from the exercise of stock options, and an increase in unrealized gain on securities available-for-sale.  Book value, or stockholders' equity per share, at June 30, 2007 was $30.86, compared to $30.56 at December 31, 2006.  The ratio of stockholders' equity to total assets was 7.86% at June 30, 2007, compared to 8.18% at December 31, 2006.

All stockholders of record on June 15, 2007, received a quarterly cash dividend of $0.35 per share on July 6, 2007. As of June 30, 2007, the Company had 1,352,248 shares of common stock outstanding.

During the quarter ended June 30, 2007, the Company repurchased a total of 18,000 shares of common stock, or approximately 1.3% of its outstanding shares of common stock, at prevailing market prices averaging $40.33 per share.

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation.  The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact:  David M. Bradley, Chairman, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

(Unaudited) (Dollars in Thousands, except per share and share data)	June 30, 2007	December 31, 2006
Assets Cash and cash equivalents	$15,674	$20,022
Securities available-for-sale Loans (net of allowance of loan loss of $3,559 and $3,493, respectively) Goodwill Other assets	19,374 468,507 4,947 22,438	20,030 449,043 4,947 21,473
Total assets	$530,940	$515,515
Liabilities Deposits	$371,205	$360,330
Borrowed funds Other liabilities	112,393 5,618	107,908 5,085
Total liabilities	489,216	473,323
Stockholders' equity	41,724	42,192
Total liabilities and stockholders' equity	$530,940	$515,515
Stockholders' equity to total assets	7.86%	8.18%
Book value per share	$30.86	$30.56
Total shares outstanding	1,352,248	1,380,653

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Interest income	$7,882	$6,951	$15,435	$13,726
Interest expense	4,557	3,663	8,835	7,114
Net interest income	3,325	3,288	6,600	6,612
Provision for loan loss	60	60	90	120
Net interest income after provision for loan loss	3,265	3,228	6,510	6,492
Noninterest income	1,756	1,772	3,398	3,698
Noninterest expense	3,542	3,218	6,973	6,595
Income before income taxes	1,479	1,782	2,935	3,595
Income taxes	444	525	865	1,097
Net income	$1,035	$1,257	$2,070	$2,498

Basic earnings per share	$0.76	$0.88	$1.51	$1.72
Diluted earnings per share	$0.75	$0.87	$1.50	$1.69

Selected Financial Ratios	For the Three Months Ended June 30		For the Six Months Ended June 30,

	2007	2006	2007	2006
Performance ratios
Net interest spread	2.44%	2.62%	2.44%	2.62%
Net interest margin	2.69%	2.85%	2.69%	2.86%
Return on average assets	0.80%	1.02%	0.80%	1.02%
Return on average equity	9.87%	11.87%	9.86%	11.61%
Efficiency ratio (noninterest expense divided by the sum of net interest income before provision for loan losses plus noninterest income)	69.71%	63.60%	69.75%	63.97%